Exhibit 99.1

Ionic Digital Provides Financial Outlook

Company Expects Full Year Total Revenue of $190 Million to $195 Million

WASHINGTON – July 21, 2026 – Ionic Digital Inc. (“Ionic Digital” or the “Company”), a digital infrastructure company supporting the expanding needs of AI and high-performance computing (HPC), today announced its financial expectations for the second quarter ended June 30, 2026 and full-year outlook for the year ending December 31, 2026:

	Company Expectation	Company Outlook
($ in millions except percentages)	Three Months Ended June 30, 2026	Twelve Months Ending December 31, 2026
Total Revenue	$47.5 - $48.5	$190 - $195
% Digital infrastructure leasing revenue	92% - 90%	92% - 90%
Adjusted EBITDA	$36.0 - $37.0	$137.5 - $142.5
Capital Expenditures (1)	$5.5 - $6.5	$45 - $60

(1)	excludes potential capital expenditures for new site acquisitions

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, further adjusted for certain non-recurring or infrequent items, including realized and unrealized gains and losses on digital assets, unrealized gains or losses on energy derivatives and other investments, one-time gains or losses on litigation settlements, share-based compensation expense, impairment charges on intangible and long-lived assets, costs related to the decommissioning of cryptocurrency mining sites, and other infrequent costs.

We use Adjusted EBITDA to evaluate operating performance, allocate resources, and make strategic decisions, including assessing progress on our transition from Bitcoin mining to digital infrastructure leasing. Adjusted EBITDA is used in internal forecasting and budgeting, in evaluating treasury management decisions, and in board-level discussions regarding capital structure, liquidity, and our ability to fund growth initiatives.

Our exclusion of realized and unrealized gains and losses on digital assets from Adjusted EBITDA does not reverse or modify GAAP recognition and measurement principles. We exclude these amounts because they primarily reflect Bitcoin market price fluctuations and treasury management decisions. We view our Bitcoin holdings primarily as investments used to support liquidity and growth initiatives, rather than as components of our operations. Core operating performance is driven by factors such as hashrate performance, energy costs, miner efficiency, uptime, and revenues from digital infrastructure leasing activities. We include digital assets received as revenue at the market price on the date of receipt, as this reflects value realized from core business activities. Decisions to hold or liquidate these assets are investment decisions, distinct from operating performance.

We present Adjusted EBITDA because we believe it provides useful information to investors and analysts in assessing our financial performance. In particular, the exclusion of realized and unrealized gains and losses on digital assets allows investors to evaluate operating performance on a basis more consistent with management’s view of our core business as we execute our strategic transition.

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. This non-GAAP measure should not be considered as an alternative to GAAP measures. We encourage you to evaluate each adjustment and the reasons management considers them appropriate. We may incur similar or unusual items in the future that could affect Adjusted EBITDA, and our presentation should not be construed as an inference that future results will be unaffected by such items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any modification may be material. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP results. It may be defined differently by other companies, limiting comparability.

In the table below, we reconcile our preliminary estimates of Net loss to Adjusted EBITDA.

Our taxes for the year ending December 31, 2026 cannot be reasonably predicted, and do not necessarily correlate to the performance or operation of our business. Accordingly, we have not reconciled our estimated Adjusted EBITDA outlook to its most directly comparable GAAP measure, as it is not available without unreasonable effort.

	Three Months Ended
$ in 000s	June 30, 2026
Net loss	$(35,000)	to	$(34,000)
Interest income	(185)	to	(175)
Provision from income taxes	26,500	to	27,500
Depreciation	4,800	to	5,000
Amortization	5	to	5
Share-based compensation expense	9,800	to	10,000
(Gain) loss on fair value of cryptocurrency	27,500	to	28,500
Non-recurring legal expenses	1,350	to	1,300
Realized loss on the sale of property and equipment	830	to	860
Adjusted EBITDA	$36,000	to	$37,000

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions, including Ionic Digital’s preliminary results for the quarter ended June 30, 2026 and its guidance for the year ending December 31, 2026, and other statements that are statements other than historical facts. When the Company and its management uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, competitive dynamics, regulatory changes, and other factors discussed in the “Risk Factors” section of the Company’s Registration Statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov

About Ionic Digital

Ionic Digital is the fast-track provider of High-Performance Computing (HPC) and data center infrastructure, designed to drive stability in the rapidly evolving AI landscape. In an industry where constrained power and extended development timelines cause bottlenecks, Ionic Digital delivers certainty in performance, scalability and speed to market, providing fully ready assets and the rigorous due diligence required for the world’s most intensive AI workloads. Led by a seasoned team with deep experience developing hundreds of megawatts and raising billions in capital, Ionic Digital is the definitive, trusted foundation for the future of AI.

To learn more, visit ionicdigital.com or follow us on X and LinkedIn.

For investor inquiries, please contact:

Gateway Group

ionic@gateway-grp.com

For media inquiries, please contact:

JSA for Ionic Digital

pr@ionicdigital.com

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